Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Circus and Eldorado Joint Venture

(doing business as Silver Legacy Resort Casino):

We have audited the accompanying consolidated balance sheets of Circus and Eldorado Joint Venture (doing business as Silver Legacy Resort Casino) and subsidiary (collectively, the “Joint Venture”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, partners’ equity and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the consolidated financial statement schedule of Valuation and Qualifying Accounts included in Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Joint Venture’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Joint Venture is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Joint Venture’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Circus and Eldorado Joint Venture (doing business as Silver Legacy Resort Casino) and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company believes there is uncertainty regarding the Company’s ability to fulfill its financial commitments as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 31, 2011, except for Note 2 for which the date is February 6, 2012

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED BALANCE SHEETS

As of December 31, 2010 and 2009

(In thousands)

	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,654	$35,042
Accounts receivable, net	2,458	2,583
Inventories	2,013	1,947
Prepaid expenses and other	2,692	2,638
Total current assets	38,817	42,210
PROPERTY AND EQUIPMENT, NET	229,119	234,886
OTHER ASSETS, NET	7,315	7,170
Total Assets	$275,251	$284,266

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,493	$4,520
Accrued interest	4,819	4,820
Accrued and other liabilities	9,198	9,079
Total current liabilities	18,510	18,419
LONG-TERM DEBT	142,735	142,679
OTHER LONG-TERM LIABILITIES	8,176	7,630
Total liabilities	169,421	168,728
COMMITMENTS AND CONTINGENCIES (Note 11)
PARTNERS’ EQUITY	105,830	115,538
Total Liabilities and Partners’ Equity	$275,251	$284,266

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
OPERATING REVENUES:
Casino	$67,397	$68,767	$74,834
Rooms	31,009	31,009	36,551
Food and beverage	31,365	31,871	34,966
Other	7,622	7,939	9,654

	137,393	139,586	156,005
Less: promotional allowances	(16,764)	(17,482)	(16,530)
Net operating revenues	120,629	122,104	139,475
OPERATING EXPENSES:
Casino	35,712	36,791	39,909
Rooms	9,471	9,484	10,937
Food and beverage	21,311	21,002	24,614
Other	5,529	5,022	7,107
Selling, general and administrative	27,665	28,977	32,302
Depreciation	15,749	16,414	15,642
Change in fair value of life insurance contracts	(589)	(693)	1,528
Loss on disposition of assets	391	100	94
Total operating expenses	115,239	117,097	132,133
OPERATING INCOME	5,390	5,007	7,342
OTHER (INCOME) EXPENSE:
Interest expense	14,995	15,338	16,895
Interest income	(11)	(61)	(775)
Gain on early retirement of debt	—	(5,546)	—
Total other expense	14,984	9,731	16,120
NET LOSS	$(9,594)	$(4,724)	$(8,778)

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

For the Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	Galleon, Inc.	Eldorado Resorts, LLC	Total
BALANCE, January 1, 2008	$64,375	$74,375	$138,750
Comprehensive loss:
Net loss	(4,389)	(4,389)	(8,778)
Other comprehensive income minimum pension liability adjustment	253	253	506
Total comprehensive loss	(4,136)	(4,136)	(8,272)
Partners’ distributions	(5,000)	(5,000)	(10,000)
Balance, December 31, 2008 (1)	55,239	65,239	120,478
Comprehensive loss:
Net loss	(2,362)	(2,362)	(4,724)
Other comprehensive income minimum pension liability adjustment	(108)	(108)	(216)
Total comprehensive loss	(2,470)	(2,470)	(4,940)
Balance, December 31, 2009 (2)	52,769	62,769	115,538
Comprehensive loss:
Net loss	(4,797)	(4,797)	(9,594)
Other comprehensive income minimum pension liability adjustment	(57)	(57)	(114)
Total comprehensive loss	(4,854)	(4,854)	(9,708)
BALANCE, December 31, 2010 (3)	$47,915	$57,915	$105,830

(1)	Balances include Accumulated Other Comprehensive Income totaling ($432,000) comprised of ($216,000) each for Galleon, Inc. and ELLC.
(2)	Balances include Accumulated Other Comprehensive Income totaling ($648,000) comprised of ($324,000) each for Galleon, Inc. and ELLC.
(3)	Balances include Accumulated Other Comprehensive Income totaling ($762,000) comprised of ($381,000) each for Galleon, Inc. and ELLC.

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,594)	$(4,724)	$(8,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,749	16,414	15,642
Amortization	600	618	678
Loss on disposition of assets	391	100	94
Gain on early retirement of debt	—	(5,546)	—
Increase in accrued pension cost	432	796	990
Provision for doubtful accounts	(267)	(449)	578
(Increase) decrease in cash value of insurance policies in excess of premiums paid	(589)	(693)	1,528
Changes in current assets and current liabilities:
Accounts receivable	392	948	1,607
Inventories	(66)	73	200
Prepaid expenses and other	(84)	883	(449)
Accounts payable	(271)	(851)	321
Accrued interest	(1)	(581)	(12)
Accrued and other liabilities	119	(1,034)	80
Net cash provided by operating activities	6,811	5,954	12,479
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	67	9	148
Increase (decrease) in other assets	(179)	11	(840)
Purchase of property and equipment	(10,087)	(3,249)	(10,509)
Net cash used in investing activities	(10,199)	(3,229)	(11,201)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	—	(10)	(14)
Payments on retirement of long-term debt	—	(11,438)	—
Distributions to partners	—	—	(10,000)
Net cash used in financing activities	—	(11,448)	(10,014)
CASH AND CASH EQUIVALENTS:
Net decrease for the year	(3,388)	(8,723)	(8,736)
Balance, beginning of year	35,042	43,765	52,501
Balance, end of year	$31,654	$35,042	$43,765
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for interest	$14,461	$15,300	$16,228
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Payables for purchase of property and equipment	$729	$580	$117

The accompanying notes are an integral part of these consolidated financial statements.

CIRCUS AND ELDORADO JOINT VENTURE

(doing business as Silver Legacy Resort Casino)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies and Basis of Presentation

Principles of Consolidation/Operations

Effective March 1, 1994, Eldorado Limited Liability Company (a Nevada limited liability company owned and controlled by Eldorado Resorts, LLC) (“ELLC”) and Galleon, Inc. (a Nevada corporation owned and controlled by MGM Resorts International and previously owned and controlled by Mandalay Resort Group (“Mandalay”) (“Galleon” and, collectively with ELLC, the “Partners”), entered into a joint venture agreement to establish Circus and Eldorado Joint Venture (the “Partnership”), a Nevada general partnership. The Partnership owns and operates a casino and hotel located in Reno, Nevada (“Silver Legacy”), which began operations on July 28, 1995. ELLC contributed land to the Partnership with a fair value of $25.0 million and cash of $26.9 million for a total equity investment of $51.9 million. Galleon contributed cash to the Partnership of $51.9 million to comprise their total equity investment. Each partner has a 50% interest in the Partnership.

On April 25, 2005, a wholly-owned subsidiary of MGM Resorts International (“MGM”) was merged with and into Mandalay as a result of which Mandalay became a wholly-owned subsidiary of MGM Resorts International. With the consummation of the merger, Galleon, Inc. became an indirect wholly-owned subsidiary of MGM Resorts International.

The consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiary, Silver Legacy Capital Corp. (“Capital”). Capital was established solely for the purpose of serving as a co-issuer of $160.0 million principal amount of 10  1/8% mortgage notes due 2012 co-issued by the Partnership and Capital and, as such, Capital does not have any operations, assets, or revenues. All intercompany accounts and transactions have been eliminated in consolidation. The Partnership operates as one segment.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Partnership’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated into our consolidated financial statements include estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, estimated cash flows in assessing the recoverability of long-lived assets, our self-insured liability reserves, players’ club liabilities, contingencies and litigation, claims and assessments. Actual results could differ from these estimates.

Certain Concentrations of Risk

The Partnership’s sole operations are in Reno, Nevada. Therefore, the Partnership is subject to risks inherent within the Reno market. To the extent that new casinos enter into the market or hotel room capacity is expanded, competition will increase. The Partnership may also be affected by economic conditions in the United States and globally affecting the Reno market or trends in visitation or spending in the Reno market.

Outstanding Chips and Tokens

The Partnership recognizes the impact on gaming revenues on an annual basis to reflect an estimate of the change in the value of outstanding chips and tokens that are not expected to be redeemed. This estimate is determined by measuring the difference between the total value of chips and tokens placed in service less the value of chips and tokens in the inventory of chips and tokens under our control. This measurement is performed on an annual basis utilizing methodology in which a consistent formula is applied to estimate the percentage value of chips and tokens not in custody that are not expected to be redeemed. In addition to the formula, certain judgments are made with regard to various denominations and souvenir chips and tokens.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, as well as investments purchased with maturities of three months or less at the date of acquisition. The carrying values of these investments approximate their fair values due to their short-term maturities.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of casino accounts receivable. The Partnership issues markers to approved casino customers following background checks and assessments of creditworthiness. Trade receivables, including casino and hotel receivables, are typically non-interest bearing. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Partnership’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2010, there are no significant concentrations of credit risk (See Note 3).

Inventories

Inventories consist of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market. Cost is determined primarily by the average cost method for food and beverage and operating supplies or the specific identification method for retail merchandise.

Property and Equipment

Property and equipment and other long-lived assets are stated at cost. Depreciation is computed using the straight-line method, which approximates the effective interest method over the estimated useful life of the asset as follows:

Estimated Service Life
(Years)
Building and other improvements	15-45
Furniture, fixtures, and equipment	3-15

Costs of major improvements are capitalized, while costs of normal repairs and maintenance that neither materially add to the value of the property nor appreciably prolong its life are expensed as incurred. Gains or losses on dispositions of property and equipment are included in the determination of operating income(loss).

The Partnership reviews its property and equipment and its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying amount then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If the asset is still under development, future cash flows include remaining construction costs. An estimate of undiscounted future cash flows produced by the asset is compared to the carrying value to determine whether an impairment exists. If it is determined that the asset is impaired based on expected undiscounted future cash flows, a loss, measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, would be recognized. For assets to be disposed of, the Partnership recognizes the asset at the lower of carrying value or fair market value, less cost of disposal, as estimated based on comparable asset sales or solicited offers. As of December 31, 2010 and 2009, no events or changes in circumstances indicated that the carrying values of our long-lived assets may not be recoverable.

Revenue Recognition and Promotional Allowances

In accordance with industry practice, the Partnership recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. Hotel, food and beverage, and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer. Gaming revenues are recognized net of certain cash sales incentives and free play. The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The Partnership rewards customers, through the use of our loyalty programs, with complimentaries based on amounts wagered or won that can be redeemed for a specified time period. The retail value of complimentaries is recorded as revenue and then is deducted as promotional allowances as follows (in thousands):

	Years ended December 31,
	2010	2009	2008
Food and beverage	$9,082	$9,359	$9,134
Rooms	5,764	5,565	4,622
Other	1,918	2,558	2,774
	$16,764	$17,482	$16,530

The estimated costs of providing such promotional allowances are included in casino expenses and consist of the following (in thousands):

	Years ended December 31,
	2010	2009	2008
Food and beverage	$6,358	$6,511	$6,477
Rooms	1,770	1,711	1,320
Other	1,585	2,003	2,244
	$9,713	$10,225	$10,041

Advertising

Advertising costs are expensed in the period the advertising initially takes place. Advertising costs included in selling, general and administrative expenses were $5.3 million, $5.4 million and $6.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Federal Income Taxes

The Partnership is not subject to income taxes; therefore, no provision for income taxes has been made, as the Partners include their respective share of the Partnership income (loss) in their income tax returns. The Partnership Agreement provides for the Partnership to make distributions to the Partners in an amount equal to the maximum marginal federal income tax rate applicable to any Partner multiplied by the income (loss) of the Partnership for the applicable period (see Note 12).

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized using the straight-line method to interest expense over the term of the related debt agreement.

Fair Value of Financial Instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1: Inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

Level 2: Inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

Level 3: Inputs for the valuations are unobservable and are based on management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Partnership’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt. Management believes that the carrying value of cash and cash equivalents, accounts receivable, and accounts payable are representative of their respective fair values due to the short maturities of these instruments. We determined the fair value of the Partnership’s 10  1/8% mortgage notes using Level 1 inputs. The fair value of the Partnership’s 10 1/8% mortgage notes, based on quoted market prices, was approximately $139.0 million and $126.4 million as of December 31, 2010 and 2009, respectively.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of revenues, expenses, gains and losses which do not affect net income (loss) under accounting principles generally accepted in the United States of America. Other comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008 includes an adjustment to the minimum pension liability and was computed as follows (in thousands):

	2010	2009	2008
Net loss	$(9,594)	$(4,724)	$(8,778)
Minimum pension liability adjustment	(114)	(216)	506
Comprehensive loss	$(9,708)	$(4,940)	$(8,272)

The reconciliation of accumulated other comprehensive income as of December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Accumulated other comprehensive income, beginning of year	$648	$432
Minimum pension liability adjustment	114	216
Accumulated other comprehensive income, end of year	$762	$648

Recently Issued Accounting Standards

The Partnership adopted various accounting standards during 2010, none of which had a material effect on its consolidated financial statements.

Certain amendments to Accounting Standards Codification (“ASC”) Topic 810 “Consolidation” became effective for us beginning January 1, 2010. Such amendments include changes to the quantitative approach to determine the primary beneficiary of a variable interest entity (“VIE”). An enterprise must determine if its variable interest or interests give it a controlling financial interest in a VIE by evaluating whether 1) the enterprise has the power to direct activities of the VIE that have a significant effect on economic performance, and 2) the enterprise has an obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. The amendments to ASC 810 also require ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. The adoption of these amendments did not have a material effect on the Partnership’s consolidated financial statements.

In April 2010, the FASB issued ASU No. 2010-16, Accruals for Casino Jackpot Liabilities. Specifically, the guidance clarifies that an entity should not accrue jackpot liabilities, or portions thereof, before a jackpot is won if the entity can avoid paying the jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. The guidance applies to both base and progressive jackpots. The new guidance is effective for fiscal years beginning on or after December 15, 2010. The new guidance will be applied by recording a cumulative-effect adjustment to opening retained earnings in the period of adoption. The Partnership expects to adopt the guidance in fiscal year 2011 and estimates the adjustment to retained earnings to be approximately $0.6 million.

Note 2. Liquidity

The Company has significant indebtedness coming due in 2012. The Partnership had $142.8 million in 10 1/8% mortgage notes (the “Notes”) outstanding and the entire principal amount of the Notes will become due and payable at maturity on March 1, 2012. The Partnership will be required to borrow funds to satisfy its repayment obligations under the Notes or otherwise restructure its payment obligations under the Notes.

The Partnership has retained the services of outside advisors to assist the Partnership and is exploring various alternatives for refinancing or restructuring its obligations under the Notes. There can be no assurance, however, that the Partnership will be able to refinance or restructure the Notes on terms that are acceptable to the Partnership or, in the case of a restructuring of such obligations, the holders of the Notes, or at all. If the Partnership is unable to refinance or otherwise restructure its obligations with respect to the Notes, the holders thereof will be entitled to exercise the remedies provided in the indenture governing the Notes, including foreclosing on the assets securing the Notes or the Company may be motivated to commence voluntary bankruptcy proceedings, or the holders of the Notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against us.

The conditions and events described above raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Note 3. Accounts Receivable

Accounts receivable, net at December 31, 2010 and 2009 consisted of the following (in thousands):

	2010	2009
Casino receivables	$1,649	$1,798
Hotel receivables	1,102	1,322
Other receivables	321	246
	3,072	3,366
Less: allowance for doubtful accounts	(614)	(783)
Accounts receivable, net	$2,458	$2,583

The provision for bad debt expense for the years ended December 31, 2010, 2009 and 2008, was $0.3 million, $0.4 million and $0.6 million, respectively.

Note 4. Property and Equipment

Property and equipment at December 31, 2010 and 2009 consisted of the following (in thousands):

	2010	2009
Land and improvements	$28,405	$28,405
Building and other leasehold improvements	269,169	269,169
Furniture, fixtures, and equipment	104,935	106,278
Construction in progress	—	171

	402,509	404,023
Less: accumulated depreciation	(173,390)	(169,137)
Property and equipment, net	$229,119	$234,886

Substantially all property and equipment of the Partnership is collateralized by its long-term debt (see Note 7).

Note 5. Other Assets

Other assets, net at December 31, 2010 and 2009 consisted of the following (in thousands):

	2010	2009
China, glassware and silverware	$210	$210
Debt issuance costs, net	631	1,174
Cash surrender value of life insurance policies	6,286	5,697
Other	188	89
	$7,315	$7,170

The initial inventory of china, glassware and silverware has been amortized to 50% of cost with the balance kept as base stock. Additional purchases of china, glassware and silverware are placed into inventory and expensed as used.

The Partnership incurred costs in connection with the issuance of its 10 1/8% mortgage notes due March 2012 and its bank credit facility (see Note 7). Debt issuance costs are capitalized when incurred and amortized to interest expense based on the related debt maturities using the straight-line method, which approximates the effective interest method. Debt issuance costs, net of amortization, related to the completed offering of the 10 1/8% mortgage notes included in other assets totaled $0.6 million and $1.2 million at December 31, 2010 and 2009, respectively. Accumulated amortization of the debt issuance costs were $5.7 million and $5.1 million at December 31, 2010 and 2009, respectively. The amortization of debt issuance costs included in interest expense was $0.6 million, $0.6 million and $0.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Life insurance contracts are purchased to informally fund the Partnership’s Supplemental Executive Retirement Plan. Amounts included in other assets represent the cash surrender value of these life insurance contracts at December 31, 2010 and 2009 (see Note 10).

Note 6. Accrued and Other Liabilities

Accrued and other liabilities at December 31, 2010 and 2009 consisted of the following (in thousands):

	2010	2009
Accrued payroll and related	$1,524	$1,501
Accrued vacation	1,587	1,534
Accrued group insurance	618	631
Unclaimed chips and tokens	405	425
Accrued taxes	1,346	1,105
Advance room deposits	514	591
Progressive slot liability	1,463	1,739
Players’ club liability	419	618
Other	1,322	935
	$9,198	$9,079

Note 7. Long-Term Debt

Long-term debt at December 31, 2010 and 2009 consisted of the following (in thousands):

	2010	2009
10 1/8% Mortgage Notes due 2012 (net of unamortized discounts of $65 and $121)	$142,735	$142,679
Less current portion	—	—
	$142,735	$142,679

Scheduled maturities of long-term debt are as follows at December 31, 2010 (in thousands):

2011	—
2012	142,735
$142,735

On March 5, 2002, the Partnership and Capital (collectively, the “Issuers”) co-issued $160.0 million principal amount of senior secured mortgage notes due 2012 (the “Notes”). Concurrent with issuing the Notes, the Partnership entered into a senior secured credit facility (the “Credit Facility”) for $40.0 million. The Credit Facility originally provided for a $20.0 million senior secured revolving credit facility and a $20.0 million five-year term loan facility, each of which provided for the payment of interest at floating rates based on LIBOR plus a spread. The proceeds from the Notes, together with $26.0 million in borrowings under the Credit Facility, were used to repay $150.2 million representing all of the indebtedness outstanding under a prior bank credit facility and to fund $30.0 million of distributions to the Partners. In addition, the remaining proceeds along with operating cash flows were used to pay $6.3 million in related fees and expenses of the transactions. These fees were capitalized and are included in other assets. On November 4, 2003, the Partnership, U.S. Bank, N.A. and Bank of America, N.A., executed an amendment to the Credit Facility which reduced the revolving facility to $10.0 million. On March 28, 2008, the Partnership and Bank of America, N.A. executed an amendment reducing the revolving facility to $1.0 million. On January 28, 2009, the Partnership executed an amendment to extend the Credit Facility’s maturity date for an additional year to March 30, 2010. The Partnership had not utilized its borrowing capacity under the Credit Facility since 2003. As a result, the Credit Facility was not extended beyond its March 30, 2010 maturity date.

The Notes are senior secured obligations which rank equally with all of the Partnership’s outstanding senior debt and are senior to any subordinated debt. The Notes are secured by a security interest in the Issuers’ existing and future assets and a pledge by each of the Partners of all of its partnership interest in the Partnership. The Notes mature on March 1, 2012 and bear interest at the rate of 10 1/8% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2002.

Moreover, the amounts outstanding under the Notes have been classified as “current obligations” for financial reporting purposes beginning on March 31, 2011.

The indenture relating to the Notes contains various restrictive covenants. The covenants require, and/or any covenants in any new credit facility we may secure may require, the maintenance of certain financial ratios and impose limitations on the ability of the Partnership, among other things, to incur additional debt or liens, engage in transactions with affiliates, dispose of property, make distributions to its partners or merge, consolidate or sell assets. As of December 31, 2010, the Partnership was in compliance with the covenants in the indenture relating to the Notes.

In February 2009, the Partnership repurchased and retired $17.2 million principal amount of the Notes. The total purchase price of the Notes was approximately $11.4 million, resulting in a gain of approximately $5.5 million, net of unamortized debt issuance costs. The repurchase of the Notes reduced the amount of Notes outstanding to $142.8 million. The transaction was funded by available invested cash reserves. The Partnership’s executive committee has authorized the Partnership to spend up to an additional $8.6 million for the repurchase of Notes. It is anticipated that any additional Notes acquired prior to maturity will be acquired through open market purchases.

Note 8. Other Long-term Liabilities

Other long-term liabilities at December 31, 2010 and 2009 consisted of the following (in thousands):

	2010	2009
Accrued SERP liability (1)	$7,414	$6,982
SERP additional minimum liability	762	648
	$8,176	$7,630

(1)	See Note 10 “Employee Retirement Plans”.

Note 9. Related Parties

An affiliate of each of the Partners owns and operates a casino attached and adjacent to Silver Legacy. Our Partners may be deemed to be in a conflict of interest position with respect to decisions they make relating to the Partnership as a result of the interests their affiliates have in the Eldorado Hotel & Casino and Circus Circus Hotel & Casino-Reno, respectively.

The Partnership believes that all of the transactions mentioned below are on terms at least as favorable to the Partnership as would have been obtained from an unrelated party.

Silver Legacy has utilized an aircraft owned by Recreational Enterprises, Inc. (“REI”), for the purpose of providing air service to select customers. During the years ended December 31, 2010, 2009 and 2008, the Partnership paid $24,800, $17,400 and $33,900, respectively, for such services. Although there is no agreement obligating the Partnership to utilize the plane or entitling it to do so, it is anticipated that the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties. REI, which owns 47.8% of ELLC, is owned by various members of the Carano family, including Gary L. Carano, Silver Legacy’s General Manager, Glenn T. Carano, Silver Legacy’s Executive Director of Marketing, and Gene R. Carano, a member of the Partnership’s Executive Committee, each of whom owns an approximately 10.1% beneficial interest in REI, and Donald L. Carano, the father of Gary, Glenn and Gene Carano, who owns approximately 49.5% interest in REI.

Silver Legacy’s marketing and sales departments have utilized a yacht owned by Sierra Adventure Equipment Leasing, Inc. (“Sierra Leasing”) at a flat rate per trip of $3,000 ($2,500 if the trip was shared with our Partner, ELLC) for various promotional events. The payments made by the Partnership to Sierra Leasing for the use of the yacht totaled $7,500, $2,500 and $5,000 during 2010, 2009 and 2008, respectively. Although there is no agreement obligating the Partnership to utilize the yacht or entitling it to do so, it is anticipated that the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties. Sierra Leasing is owned by Donald L. Carano, the father of Gary L. Carano, Silver Legacy’s General Manager, Glenn T. Carano, Silver Legacy’s Executive Director of Marketing, and Gene R. Carano, a member of the Partnership’s executive committee.

Eldorado Resorts LLC owns the skywalk that connects Silver Legacy with the Eldorado Hotel & Casino. The charges from the service provider for the utilities associated with this skywalk are billed to the Partnership together with the charges for the utilities associated with Silver Legacy. Such charges are paid to the service provider by the Partnership, and the Partnership is reimbursed by Eldorado Resorts LLC for the portion of the charges allocable to the utilities provided to the skywalk. The charges for the utilities provided to the skywalk during the years ended December 31, 2010, 2009, and 2008 were $52,200, $61,700 and $62,000, respectively.

Since 1998, the Partnership has purchased from Eldorado Resorts LLC homemade pasta and other products for use in the restaurants at Silver Legacy and it is anticipated that the Partnership will continue to make similar purchases in the future. For purchases of these products during the years ended December 31, 2010, 2009 and 2008, which are billed to the Partnership at cost plus associated labor, the Partnership paid Eldorado Resorts LLC $54,400, $50,800 and $45,300, respectively.

Beginning in October 2005, the Partnership began providing on-site laundry services for Eldorado Resorts LLC related to the cleaning of certain types of linens. Although there is no agreement obligating Eldorado Resorts LLC to utilize this service, it is anticipated that the Partnership will continue to provide these laundry services in the future. The Partnership charges Eldorado Resorts LLC for labor and laundry supplies on a per unit basis which totaled $131,000, $113,100 and $72,300 during the years ended December 31, 2010, 2009 and 2008, respectively. The Partnership believes that the terms under which the Partnership provided these services were at least as favorable to it as those that would have been obtained in comparable transactions with an unaffiliated third party.

In April 2008, the Partnership and Eldorado Resort LLC began combining certain back-of-the-house and administrative departmental operations, including purchasing, advertising, information systems, surveillance, engineering, and various shared management positions of the Eldorado Hotel & Casino and Silver Legacy in an effort to achieve payroll cost savings synergies at both properties. Payroll costs associated with the combined operations are shared equally and are billed at cost plus an estimated allocation for related benefits and taxes. During 2010, 2009 and 2008, the Partnership reimbursed Eldorado Resorts LLC $647,300, $515,000 and $129,200, respectively, for the Partnership’s allocable portion of the shared administrative services costs associated with the operations performed at the Eldorado Hotel & Casino. During 2010, 2009 and 2008, Eldorado Resorts LLC reimbursed the Partnership $249,500, $142,000 and $30,100, respectively, for Eldorado’s allocable portion of the shared administrative services costs associated with the operations performed at Silver Legacy.

In April 2001, the Partnership began utilizing 235 spaces in the parking garage at Circus Circus Hotel and Casino-Reno. The spaces are utilized to provide parking for employees of Silver Legacy. In consideration for its use of the spaces, the Partnership pays Circus Circus Hotel and Casino-Reno rent in the amount of $5,000 per month. In May 2009, the Partnership also began utilizing an uncovered parking lot adjacent to Circus Circus Hotel and Casino-Reno for oversize vehicles. In consideration for its use of the space, the Partnership pays Circus Circus Hotel and Casino-Reno rent in the amount of $800 per month. Although there is no agreement obligating the Partnership to continue utilizing the spaces or entitling it to do so, it is anticipated that the Partnership will continue this agreement for the foreseeable future.

Note 10. Employee Retirement Plans

The Partnership instituted a defined contribution 401(k) plan in September 1995 which covers all employees who meet certain age and length of service requirements and allowed for an employer contribution up to 25 percent of the first six percent of each participating employee’s compensation. Plan participants can elect to defer before tax compensation through payroll deductions. Those deferrals are regulated under Section 401(k) of the Internal Revenue Code. In conjunction with implemented cost savings programs, the Partnership discontinued the employer matching contribution in February 2009. Due to this, the Partnership did not have any matching contributions for the year ended December 31, 2010. The Partnership’s matching contributions were $26,900 and $200,000, respectively, for the years ended December 31, 2009 and 2008.

Effective January 1, 2002, the Partnership adopted a Supplemental Executive Retirement Plan (“SERP”) for a select group of highly compensated management employees. The SERP provides for a lifetime benefit at age 65, based on a formula which takes into account a participant’s highest annual compensation, years of service, and executive level. The SERP also provides an early retirement benefit at age 55 with at least four years of service, a disability provision, and a lump sum death benefit. The obligation is being funded informally through life insurance contracts on the participants and related cash surrender value. The Partnership’s periodic pension costs were $0.7 million, $1.0 million and $1.0 million, respectively, for the years ended December 31, 2010, 2009 and 2008.

The following information summarizes activity in the SERP for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Changes in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$7,742	$6,618
Service cost	18	310
Interest cost	428	446
Actuarial loss	341	443
Benefits paid	(75)	(75)
Projected benefit obligation at end of year	$8,454	$7,742
Fair Value of Plan Assets(1)	$—	$—

	2010	2009
Reconciliation of Funded Status:
Funded status	$(8,454)	$(7,742)
Unrecognized actuarial loss	762	422
Unrecognized prior service cost	—	226
Net amount recognized	$(7,692)	$(7,094)
Amounts Recognized on the Consolidated Balance Sheet:
Accrued net pension cost	$(7,692)	$(7,094)
Additional minimum liability	(762)	(648)
Accumulated other comprehensive loss	762	648
Net amount recognized	$(7,692)	$(7,094)
Weighted Average Assumptions:
Discount rate used to determine benefit obligations (2)	5.05%	5.73%
Discount rate used to determine net periodic benefit cost (2)	5.05%	5.73%
Expected long-term return on plan assets	N/A	N/A
Rate of compensation increase	3.50%	3.50%

The components of net periodic pension cost were as follows for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Components of Net Pension Cost:
Current period service cost	$18	$310	$395
Interest cost	428	446	400
Amortization of prior service cost	226	227	227
Net expense	$672	$983	$1,022

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid over the next ten years:

(in thousands)
2011	$279
2012	422
2013	453
2014	493
2015	568
2016-2020	3,675

(1)	While the SERP is an unfunded plan, the Partnership is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values totaling $6.3 million and $5.7 million at December 31, 2010 and 2009, respectively. The life insurance contracts had a face value of $11.8 million at December 31, 2010 and $11.0 million at December 31, 2009.

(2)	The discount rate utilized was based on the Citigroup Pension Liability Index as of December 31, 2010 and December 31, 2009 with a maturity of 32 years.

Note 11. Commitments and Contingencies

Operating Leases

The Partnership leases land and equipment under operating leases. Future minimum payments under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 2010 (in thousands):

2011	$162
2012	158
2013	23
Thereafter	—
$343

Total rental expense under operating leases was $0.5 million, $0.4 million and $0.4 million for the years ended December 31, 2010, 2009 and 2008, respectively, which include rental payments associated with cancellable operating leases with terms less than one year.

Litigation

The Partnership is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of these matters will not have a material effect on the financial position or the results of operations of the Partnership.

Sales and Use Tax

In March 2008, the Nevada Supreme Court ruled, in a case involving another casino company, that food and non-alcoholic beverages purchased for use in providing complimentary meals to customers and to employees were exempt from sales and use tax. The Partnership had previously paid use tax on these items and has generally filed for refunds for the periods from February 2000 to February 2008 related to this matter. The aggregate amount for which a refund claim is pending is approximately $1.5 million.

The Nevada Department of Taxation (the “Department”) filed a petition for rehearing, which the Nevada Supreme Court announced in July 2008 it would not grant. Hearings before the Nevada Administrative Law Judge are currently being scheduled; however, the date of the Partnership’s hearing is uncertain at this time. Due to uncertainty surrounding the potential arguments that may be raised in the administrative process the Partnership will not record any gain until the tax refund is realized.

Note 12. Partnership Agreement

Concurrent with the issuance of the Notes on March 5, 2002, the Partnership’s original partnership agreement was amended and restated in its entirety and was further amended in April 2002 (the “New Partnership Agreement”). The New Partnership Agreement provides for, among other items, profits and losses to be allocated to the Partners in proportion to their percentage interests, separate capital accounts to be maintained for each Partner, provisions for management of the Partnership and payment of distributions and bankruptcy and/or dissolution of the Partnership. The April 2002 amendments were principally (i) to provide equal voting rights for ELLC and Galleon with respect to approval of the partnership’s annual business plan and the appointment and compensation of the general manager, and (ii) to give each Partner the right to terminate the general manager. In conjunction with issuance of the Notes, a $2.1 million distribution was paid to Galleon representing the remaining Priority Allocation payment to MRG pursuant to the Partnership’s original partnership agreement and a special distribution was paid to ELLC and Galleon of $10.0 million and $20.0 million respectively.

There were no distributions for the years ended December 31, 2010 and 2009. No tax distributions of the Partnership to its partners were made in 2010 or 2009 and are not anticipated to be owed based on the expected final 2010 tax return. Total distributions for the year ended December 31, 2008 totaled $10.0 million and included a distribution of $5.0 million each to ELLC and Galleon representing a special distribution approved by the Partnership’s executive committee. No tax distributions of the Partnership to its partners were made in 2008.